Exhibit 99.1

                            News

For Immediate Release

CNO Financial Group Announces Increase to Securities Repurchase Authorization, Increase to Quarterly Dividend and
Results of Annual Shareholder Meeting

CARMEL, Ind., May 7, 2021 – CNO Financial Group, Inc. (NYSE: CNO) announced today that its Board of Directors has approved an additional $500 million to repurchase the company’s outstanding common stock. At March 31, 2021, CNO had remaining repurchase capacity under its share repurchase program of approximately $169 million. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the repurchases (if any) will be based on business and market conditions and other factors.

The company also announced today that its Board of Directors has approved a $0.01 per share increase in its quarterly dividend, its ninth consecutive annual increase. The Board declared a quarterly cash dividend of $0.13 per share on the company’s common shares. The dividend will be payable June 24, 2021, to shareholders of record at the close of business on June 10, 2021.

In addition, CNO announced that at the company’s annual meeting earlier today, its shareholders:

•Elected 10 directors (Gary C. Bhojwani, Ellyn L. Brown, Stephen N. David, David. B. Foss, Robert C. Greving, Mary R. Nina Henderson, Daniel R. Maurer, Chetlur S. Ragavan, Steven E. Shebik, and Frederick J. Sievert) to serve terms expiring at next year’s annual meeting.
•Approved, by non-binding advisory vote, the executive compensation of the company’s named executive officers as disclosed in the proxy statement for the annual meeting.
•Approved the adoption of the company’s Amended and Restated Section 382 Shareholder Rights Plan.
•Ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2021.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $35 billion in total assets. Our 3,400 associates, 5,000 exclusive agents and 4,000 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

For further information:

CNO News Media
Valerie Dolenga
Valerie.Dolenga@CNOinc.com
CNO Investor Relations
Jennifer Childe
Jennifer.Childe@CNOinc.com

- ### -